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GENERAL MOTORS CORPORATION                                          EXHIBIT 12
AND SUBSIDIARIES                             COMPUTATION OF RATIOS OF EARNINGS
                                                              TO FIXED CHARGES



                                                         Nine Months Ended
                                                           September 30,
                                                       ---------------------
                                                            1994        1993
                                                       ---------------------
                                                       (Dollars in Millions)

Income before cumulative effect of
  accounting change                                     $4,086.6    $1,289.4
United States, foreign, and other income taxes           1,905.3       183.8
Equity in (income) losses of associates                     (9.2)       66.5
Cash dividends received from associates                      8.6         4.8
Amortization of capitalized interest                        37.7        42.1
                                                        --------     -------
Income before income taxes, undistributed
  (income) losses of associates, and amortization
    of capitalized interest                              6,029.0     1,586.6
                                                        --------     -------

Fixed charges included in net income
  Interest and related charges on debt                   3,651.0     4,266.9
  Portion of rentals deemed to be interest                 334.5       337.1
                                                        --------     -------
    Total fixed charges included in net income           3,985.5     4,604.0
                                                        --------     -------


Earnings available for fixed charges                   $10,014.5    $6,190.6
                                                       ========     =======

Fixed charges
  Fixed charges included in net income                  $3,985.5    $4,604.0
  Interest capitalized in the period                        21.1        30.3
                                                       --------     -------
    Total fixed charges                                 $4,006.6    $4,634.3
                                                       ========     =======

Ratios of earnings to fixed charges                        2.50        1.34
                                                           ====        ====


Certain amounts for 1993 have been reclassified to conform with 1994 classifications.


















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